TREDEGAR REPORTS FIRST QUARTER 2019 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/9/2019--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2019.
The Company recognized net income of $19.8 million ($0.60 per share) in the first quarter of 2019 compared to net income of $18.2 million ($0.55 per share) in the first quarter of 2018.  Net income from ongoing operations, which excludes special items, was $7.3 million ($0.22 per share) in the first quarter of 2019 compared with $12.9 million ($0.39 per share) in the first quarter of 2018. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2019 and 2018, is provided in Note (a) of the Notes to the Financial Tables in this press release.

First Quarter Financial Results Highlights

•	Operating profit from ongoing operations for PE Films of $3.0 million was $11.1 million lower than the first quarter of 2018

•	Operating profit from ongoing operations for Flexible Packaging Films of $2.9 million was $1.1 million higher than the first quarter of 2018

•	Operating profit from ongoing operations for Bonnell Aluminum of $12.1 million was $1.9 million higher than the first quarter of 2018

John Steitz, Tredegar’s president and chief executive officer, said, “Our PE Films business units are very focused on generating sales from new products and customers, while our Flexible Packaging Films business continued its improved performance that started in 2018.”

Mr. Steitz continued, “In Aluminum Extrusions, volume grew in building and construction and automotive market segments while specialty segment volume was flat compared to 2018. We continue to watch for signs of a cyclical downturn.”

Mr. Steitz added, “We’re also pleased to report that we recently received our first dividend on our kaléo investment in the amount of $17.6 million.”

OPERATIONS REVIEW
PE Films
PE Films is composed of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of first quarter operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2019	2018
Sales volume (lbs)	25,846	34,823	(25.8)%
Net sales	$66,779	$93,249	(28.4)%
Operating profit from ongoing operations	$2,951	$14,034	(79.0)%

First Quarter 2019 Results vs. First Quarter 2018 Results
Net sales (sales less freight) in the first quarter of 2019 decreased by $26.5 million versus 2018 primarily due to lower volume in Personal Care and Surface Protection. The volume decline in Personal Care was primarily related to lower sales of topsheet materials used in feminine hygiene products, including a large portion associated with the previously disclosed customer product transition discussed below. Volume for elastics products in Personal Care increased slightly year-over-year.
Net sales in Surface Protection declined in the first quarter of 2019 versus particularly strong sales in the first quarter of 2018, which was a continuation of a very strong market in the second half of 2017. The Company believes that lower sales volume and an unfavorable sales mix resulted from a customer’s inventory build in the first half of 2018 and a slowdown in the mobile phone market in the current quarter. The Company estimates that the previously disclosed customer product transition to alternative processes or materials, which is discussed further in the subsection below, had little impact on sales as lower volume was offset by volume-based higher selling prices.
Operating profit from ongoing operations in the first quarter of 2019 decreased by $11.1 million versus the first quarter of 2018 primarily due to:

•
Lower contribution to profits from Personal Care primarily due to lower volume and unfavorable product mix ($5.9 million), unfavorable pricing ($0.9 million) and unfavorable production cost variances ($1.4 million), partially offset by the net favorable impact of the timing of resin cost passthroughs ($2.0 million), lower selling, general and administrative costs ($1.1 million) and favorable foreign exchange impact ($0.2 million); and

•
Lower contribution to profits from Surface Protection, primarily due to lower volume, which was partially offset by volume-based higher selling prices (net unfavorable impact of $4.5 million), and unfavorable mix ($1.2 million), higher research and development costs ($0.3 million) and obsolete inventory expense ($0.2 million).

In June 2018, the Company announced plans to close its facility in Shanghai, China, which primarily produced topsheet films used as components for personal care products.  Production ceased at this plant during the fourth quarter of 2018. Net annual cash savings from consolidating operations is projected at $1.7 million, with realized cost savings in the first quarter of 2019 of $0.4 million (reflected in the analysis above). Additional information on costs associated with exit and disposal activities (currently estimated at $5.0 million) and other details are available in Note (b) in the Notes to the Financial Tables in this press release and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (“Form 10-Q”).
Customer Product Transitions in Personal Care and Surface Protection
During October 2018, the Personal Care component of PE Films completed negotiations with its customer regarding a previously disclosed significant product transition. The total annual sales that will be adversely impacted by this product transition is approximately $70 million. During 2019, the Company expects sales for the product of $30 to $35 million with the potential for no sales thereafter. Any actions that the Company takes to reduce fixed costs to partially mitigate the decline in variable contribution that will accompany the decline in sales will depend on the level of success that Personal Care has with replacing the lost business with new products and business.
The Personal Care component of PE Films had operating profit from ongoing operations plus depreciation and amortization of $0.8 million in the first quarter of 2019 versus $3.1 million in the fourth quarter of 2018. As a result of the decline in sales from the significant product transition discussed above, the Company expects operating profit from ongoing operations plus depreciation and amortization for this component of approximately negative $0.5 million during the first half of 2019. Personal Care projects its operating profit from ongoing operations plus depreciation and amortization to be positive in the second half of 2019 assuming productivity improvement and sales growth targets are achieved.

The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications could be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company previously believed the transitions could possibly be fully implemented by the fourth quarter of 2019; however, the transitions by the customer continue to encounter delays. If fully implemented, the Company estimates that the annualized adverse impact on future operating profit from this customer shift would be approximately $11 million. To offset the potential adverse impact, the Company is aggressively pursuing and making progress on new surface protection products, applications, markets and customers.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $6.7 million in the first three months of 2019 compared to $1.9 million in the first three months of 2018. The Company’s latest estimate for 2019 includes projected capital expenditures of $33 million including: $12 million of a total $25 million needed to complete the North American capacity expansion for elastics products in Personal Care ($5 million spent in the first quarter of 2019); $4 million for a new scale-up line in Surface Protection to improve development and speed to market for new products; $5 million for other development projects; and $10 million for capital expenditures required to support continuity of current operations.
Depreciation expense was $3.6 million in the first three months of 2019 and $3.8 million in the first three months of 2018. Depreciation expense is projected to be $15 million in 2019.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of first quarter operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2019	2018
Sales volume (lbs)	25,462	23,318	9.2%
Net sales	$33,619	$28,437	18.2%
Operating profit (loss) from ongoing operations	$2,859	$1,715	66.7%
First Quarter 2019 Results vs. First Quarter 2018 Results
Net sales increased in the first quarter of 2019 compared with the first quarter of 2018 due to higher shipments resulting from improved demand and increased selling prices associated with the pass-through of higher resin costs. The higher sales volume was associated with increased production capacity for Terphane’s Brazilian operations resulting from the re-start of a previously idled production line in June 2018.
Terphane’s operating profit from ongoing operations in the first quarter of 2019 increased by $1.1 million versus the first quarter of 2018 primarily due to:

•	The benefit from higher volume ($1.6 million) was fully offset by higher production, operating and selling, general and administrative costs;

•
Favorable foreign currency translation of Real-denominated operating costs ($1.1 million), which was offset by a $0.1 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs; and

•	Benefit from net foreign currency transaction gain of $0.1 million (minimal gains in 2019 versus losses of $0.1 million in 2018).
Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $1.7 million in the first three months of 2019 compared to $0.6 million in the first three months of 2018. Capital expenditures are projected to be $12 million in 2019, including $7 million for new capacity for value-added products and productivity projects and $5 million for capital expenditures required to support continuity of current operations. Depreciation expense was $0.2 million in the first three months of 2019 and $0.3 million in the first three months of 2018. Depreciation expense is projected to be $1.0 million in 2019. Amortization expense was $0.1 million in the first three months of 2019 and $0.1 million in the first three months of 2018, and is projected to be $0.5 million in 2019.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of first quarter results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	March 31,
	2019	2018
Sales volume (lbs)	53,616	51,503	4.1%
Net sales	$139,047	$128,235	8.4%
Operating profit from ongoing operations	$12,085	$10,199	18.5%
First Quarter 2019 Results vs. First Quarter 2018 Results
Net sales in the first quarter of 2019 increased versus 2018 primarily due to higher sales volume and an increase in average selling prices to cover higher operating costs, partially offset by the pass-through of lower metal costs.
Sales volume in the first quarter of 2019 increased by 4.1% versus 2018 mainly due to higher volume in building & construction and automotive markets.
Operating profit from ongoing operations in the first quarter of 2019 increased by $1.9 million in comparison to the first quarter of 2018, due to the following:

•	Higher sales volume and pricing partially offset by higher freight and die costs ($8.5 million net impact); and

•
Higher expenses for labor primarily related to headcount for manufacturing operations associated with anticipated demand ($3.8 million), higher supplies and maintenance costs ($2.2 million) and higher selling, general and administrative expenses ($0.6 million).

The operating profit at the facility in Niles, Michigan was approximately $1 million below expectations and continues to suffer from inefficiencies.

Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $4.4 million in the first three months of 2019, compared to $2.5 million in the first three months of 2018. Capital expenditures are projected to be $18 million in 2019, including approximately $8 million for infrastructure upgrades at the Carthage, Tennessee facility and other productivity improvements, and approximately $10 million required to support continuity of current operations. Depreciation expense was $3.3 million in the first three months of 2019 compared to $3.3 million in the first three months of 2018, and is projected to be $13 million in 2019. Amortization expense was $0.8 million in the first three months of 2019 and $0.9 million in the first three months of 2018, and is projected to be $3 million in 2019.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $2.4 million in the first three months of 2019, versus $2.6 million in the first three months of 2018. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $9.7 million in 2019. Corporate expenses, net, increased in the first three months of 2019 versus 2018 primarily due to higher stock-based employee benefit costs, consulting fees related to new lease accounting and software implementation and identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting.
Interest expense was $1.2 million in the first three months of 2019 in comparison to $1.6 million in the first three months of 2018, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 16.9% in the first three months of 2019, compared to 22.5% in the first three months of 2018. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 19.8% for the first three months of 2019 versus 22.1% in 2018 (see also Note (e) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2019 and 2018 will be provided in the Form 10-Q.
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $101.7 million at March 31, 2019, versus $84.6 million at December 31, 2018. The fair value estimate at March 31, 2019 includes a receivable of $17.6 million for a cash dividend declared by kaléo on March 29, 2019 and paid on April 30, 2019. This is the first dividend that the Company has received on its investment in kaléo. Future dividends are subject to the discretion of kaléo’s board of directors. The changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income (loss) under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $101.7 million estimated fair value reflected in the Company’s financial statements at March 31, 2019.
CAPITAL STRUCTURE
Total debt was $110.0 million at March 31, 2019, compared to $101.5 million at December 31, 2018. Net debt (debt in excess of cash and cash equivalents) was $73.7 million at March 31, 2019, compared to $67.1 million at December 31, 2018. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;

•	the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2018. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2018 sales of $1.1 billion. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Sales	$248,466	$258,711
Other income (expense), net (b)(c)	17,110	8,233
	265,576	266,944

Cost of goods sold (b)	200,653	203,189
Freight	9,021	8,790
Selling, R&D and general expenses (b)	26,497	26,140
Amortization of intangibles	891	1,029
Pension and postretirement benefits	2,415	2,578
Interest expense	1,232	1,644
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	1,056	123
	241,765	243,493
Income before income taxes	23,811	23,451
Income tax expense	4,026	5,287
Net income	$19,785	$18,164

Earnings per share:
Basic	$0.60	$0.55
Diluted	$0.60	$0.55

Shares used to compute earnings per share:
Basic	33,123	32,982
Diluted	33,127	32,988

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net Sales
PE Films	$66,779	$93,249
Flexible Packaging Films	33,619	28,437
Aluminum Extrusions	139,047	128,235
Total net sales	239,445	249,921
Add back freight	9,021	8,790
Sales as shown in the Condensed Consolidated Statements of Income	$248,466	$258,711

Operating Profit (Loss)
PE Films:
Ongoing operations	$2,951	$14,034
Plant shutdowns, asset impairments, restructurings and other (b)	(1,378)	(1,052)
Flexible Packaging Films:
Ongoing operations	2,859	1,715
Plant shutdowns, asset impairments, restructurings and other (b)	—	—
Aluminum Extrusions:
Ongoing operations	12,085	10,199
Plant shutdowns, asset impairments, restructurings and other (b)	(40)	(53)
Total	16,477	24,843
Interest income	59	56
Interest expense	1,232	1,644
Gain (loss) on investment in kaléo accounted for under fair value method (c)	17,082	8,200
Stock option-based compensation costs	415	86
Corporate expenses, net (b)	8,160	7,918
Income before income taxes	23,811	23,451
Income tax expense	4,026	5,287
Net income	$19,785	$18,164

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash & cash equivalents	$36,302	$34,397
Accounts & other receivables, net	122,947	124,727
Dividend receivable from investment in kaléo	17,582	—
Income taxes recoverable	5,098	6,783
Inventories	100,394	93,810
Prepaid expenses & other	8,493	9,564
Total current assets	290,816	269,281
Property, plant & equipment, net	232,341	228,369
Right-of-use leased assets	19,999	—
Investment in kaléo (cost basis of $7,500)	84,100	84,600
Identifiable intangible assets, net	35,396	36,295
Goodwill	81,404	81,404
Deferred income taxes	1,404	3,412
Other assets	3,917	4,012
Total assets	$749,377	$707,373
Liabilities and Shareholders’ Equity
Accounts payable	$111,202	$112,758
Accrued expenses	40,857	42,495
Lease liability, short-term	2,526	—
Total current liabilities	154,585	155,253
Lease liability, long-term	19,073	—
Long-term debt	110,000	101,500
Pension and other postretirement benefit obligations, net	86,145	88,124
Deferred income taxes	1,092	—
Other noncurrent liabilities	5,861	7,639
Shareholders’ equity	372,621	354,857
Total liabilities and shareholders’ equity	$749,377	$707,373

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$19,785	$18,164
Adjustments for noncash items:
Depreciation	7,168	7,490
Amortization of intangibles	891	1,029
Amortization of right-of-use lease asset	632	—
Deferred income taxes	2,410	4,834
Accrued pension income and post-retirement benefits	2,415	2,578
(Gain)/loss on investment accounted for under the fair value method	(17,082)	(8,200)
(Gain)/loss on asset impairments and divestitures	421	—
Net (gain)/loss on sale of assets	(385)	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	1,595	(14,412)
Inventories	(6,794)	1,846
Income taxes recoverable/payable	1,664	6,344
Prepaid expenses and other	1,078	748
Accounts payable and accrued expenses	(2,033)	(4,785)
Lease liability	(640)	—
Pension and postretirement benefit plan contributions	(1,724)	(1,187)
Other, net	1,727	560
Net cash provided by operating activities	11,128	15,009
Cash flows from investing activities:
Capital expenditures	(12,879)	(5,062)
Return of escrowed funds relating to acquisition earn-out	—	4,250
Proceeds from the sale of assets and other	22	—
Net cash used in investing activities	(12,857)	(812)
Cash flows from financing activities:
Borrowings	23,750	24,000
Debt principal payments	(15,250)	(35,000)
Dividends paid	(3,652)	(3,643)
Proceeds from exercise of stock options and other	(815)	(247)
Net cash provided by (used in) financing activities	4,033	(14,890)
Effect of exchange rate changes on cash	(399)	337
Increase (decrease) in cash and cash equivalents	1,905	(356)
Cash and cash equivalents at beginning of period	34,397	36,491
Cash and cash equivalents at end of period	$36,302	$36,135

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three months ended March 31, 2019 and 2018 is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2019	2018
Net income as reported under GAAP	$19.8	$18.2
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.1
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(14.3)	(6.4)
Other	1.0	1.1
Net income from ongoing operations	$7.3	$12.9

Earnings per share as reported under GAAP (diluted)	$0.60	$0.55
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.02	—
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.43)	(0.19)
Other	0.03	0.03
Earnings per share from ongoing operations (diluted)	$0.22	$0.39
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (e).
(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the first three months of 2019 and 2018 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2019 include:

•
Pretax charges of $0.9 million for professional fees associated with a new lease accounting and related software implementation and identification and remediation of previously disclosed weaknesses in the Company’s internal control over financial reporting (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•	Pretax charges of $0.4 million for the write-off of a Personal Care production line at PE Films’ Guangzhou, China facility;

•	Pretax charges of $0.4 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.3 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $0.2 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of other facility-related costs.
Plant shutdowns, asset impairments, restructurings and other items in the first quarter of 2018 include:

•
Pretax charges of $1.0 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films and determining the effect of the new U.S. federal income tax law (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•	Pretax charges of $0.1 million for severance and other employee-related costs associated with restructurings in PE Films and Aluminum Extrusions.
(c) A gain on the Company’s investment in kaléo of $17.1 million was recognized in the first quarter of 2019, which included a $17.6 million dividend declared on March 29, 2019, compared to a gain of $8.2 million in the first quarter of 2018 (included in “Other income (expense), net” in the condensed consolidated statements of income).

(d)	Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2019	2018
Debt	$110.0	$101.5
Less: Cash and cash equivalents	36.3	34.4
Net debt	$73.7	$67.1
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three months ended March 31, 2019 and 2018 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2019	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$23.8	$4.0	$19.8	16.9%
Losses associated with plant shutdowns, asset impairments and restructurings	1.0	0.2	0.8
(Gains) losses from sale of assets and other	(15.8)	(2.5)	(13.3)
Net income from ongoing operations	$9.0	$1.7	$7.3	19.8%
Three Months Ended March 31, 2018
Net income reported under GAAP	$23.5	$5.3	$18.2	22.5%
Losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	(7.0)	(1.6)	(5.3)
Net income from ongoing operations	$16.6	$3.7	$12.9	22.1%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com